SECURITIES AND EXCHANGE COMMISSION
	Washington, D.C. 20549

	Schedule 13G

	Under the Securities Exchange Act of 1934
	(Amend)

	CENTRACORE PROPERTIES TRUST
	(Name of Issuer)

	INVESTMENT TRUST
	(Title of Class of Securities)

	15235H107
	(CUSIP Number)

	September 30, 2006
	(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[X]	Rule 13d-1(b)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




CUSIP No.	15235H107
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS GLOBAL INVESTORS, NA.,  943112180
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	U.S.A.
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					452,911
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							-
						------------------------------
						(7) Sole Dispositive Power
							571,217
						------------------------------
						(8) Shared Dispositive Power
							-
------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person
	571,217
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	5.19%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	BK
------------------------------------------------------------------------------



CUSIP No.	15235H107
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS GLOBAL FUND ADVISORS
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	U.S.A.
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					145,316
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							-
						------------------------------
						(7) Sole Dispositive Power
							145,316
						------------------------------
						(8) Shared Dispositive Power
							-
------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person
      145,316
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	1.32%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	IA
------------------------------------------------------------------------------




CUSIP No.	15235H107
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS GLOBAL INVESTORS, LTD
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	England
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					-
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							-
						------------------------------
						(7) Sole Dispositive Power
							-
						------------------------------
						(8) Shared Dispositive Power
							-
------------------------------------------------------------------------------
(9) Aggregate
      -
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.00%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	BK
------------------------------------------------------------------------------

CUSIP No.	15235H107
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS GLOBAL INVESTORS JAPAN TRUST AND BANKING COMPANY LIMITED
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	Japan
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					-
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							-
						------------------------------
						(7) Sole Dispositive Power
							-
						------------------------------
						(8) Shared Dispositive Power
							-
------------------------------------------------------------------------------
(9) Aggregate
      -
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.00%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	BK
------------------------------------------------------------------------------

CUSIP No.	15235H107
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS GLOBAL INVESTORS JAPAN LIMITED
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	Japan
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					3,554
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							-
						------------------------------
						(7) Sole Dispositive Power
							3,554
						------------------------------
						(8) Shared Dispositive Power
							-
------------------------------------------------------------------------------
(9) Aggregate
      3,554
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.03%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	IA
------------------------------------------------------------------------------





ITEM 1(A).	NAME OF ISSUER
		CENTRACORE PROPERTIES TRUST
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
		11376 JOG ROAD STE 101
		PALM BEACH GARDENS FL 33418-1748
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			BARCLAYS GLOBAL INVESTORS, NA
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			45 Fremont Street
         			San Francisco, CA  94105
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			U.S.A
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			INVESTMENT TRUST
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			15235H107
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B),
OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A
(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) /X/	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)



ITEM 1(A).	NAME OF ISSUER
      	CENTRACORE PROPERTIES TRUST
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
		11376 JOG ROAD STE 101
		PALM BEACH GARDENS FL 33418-1748
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			BARCLAYS GLOBAL FUND ADVISORS
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			 45 Fremont Street
        			 San Francisco, CA   94105
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			U.S.A
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			INVESTMENT TRUST
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			15235H107
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B),
OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A
(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) //	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) /X/	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 1(A).	NAME OF ISSUER
		CENTRACORE PROPERTIES TRUST
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
		11376 JOG ROAD STE 101
		PALM BEACH GARDENS FL 33418-1748
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			BARCLAYS GLOBAL INVESTORS, LTD
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			 Murray House
         			1 Royal Mint Court
        			 LONDON, EC3N 4HH
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			England
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			INVESTMENT TRUST
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			15235H107
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B),
OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A
(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) /X/	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 1(A).	NAME OF ISSUER
		CENTRACORE PROPERTIES TRUST
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
		11376 JOG ROAD STE 101
		PALM BEACH GARDENS FL 33418-1748
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
	BARCLAYS GLOBAL INVESTORS JAPAN TRUST AND BANKING COMPANY LIMITED
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			Ebisu Prime Square Tower 8th Floor
         			1-1-39 Hiroo Shibuya-Ku
         			Tokyo 150-0012 Japan
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			Japan
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			INVESTMENT TRUST
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			15235H107
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B),
OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A
(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) /X/	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 1(A).	NAME OF ISSUER
		CENTRACORE PROPERTIES TRUST
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
		11376 JOG ROAD STE 101
		PALM BEACH GARDENS FL 33418-1748
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
	BARCLAYS GLOBAL INVESTORS JAPAN LIMITED
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			Ebisu Prime Square Tower 8th Floor
         			1-1-39 Hiroo Shibuya-Ku
         			Tokyo 150-8402 Japan
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			Japan
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			INVESTMENT TRUST
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			15235H107
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B),
OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A
(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) //	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) /X/	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)


ITEM 4.	OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)  Amount Beneficially Owned:
		720,087
------------------------------------------------------------------------------

(b)  Percent of Class:
		6.54%
------------------------------------------------------------------------------

(c)  Number of shares as to which such person has:
	(i)   sole power to vote or to direct the vote
		601,781
	      ----------------------------------------------------------------
	(ii)  shared power to vote or to direct the vote
		-
	      ----------------------------------------------------------------
	(iii) sole power to dispose or to direct the disposition of
		720,087
              ----------------------------------------------------------------
	(iv) shared power to dispose or to direct the disposition of
		-
              ----------------------------------------------------------------
ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. //
ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
	The shares reported are held by the company in trust accounts for the
	economic benefit of the beneficiaries of those accounts.  See also
	Items 2(a) above.
ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
HOLDING COMPANY
		Not applicable
ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP	Not applicable

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP
		Not applicable

ITEM 10.	CERTIFICATION

	(a) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(b):

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

	(b) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(c):

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                        SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

						October 9, 2006
				      ---------------------------------------
						Date

				      ---------------------------------------
						Signature

						Robert J. Kamai
						Principal
				      ---------------------------------------
						Name/Title